Exhibit 99.1

Caterpillar contact:

Tiffany Heikkila

Global Government & Corporate Affairs

832-573-0958

Tiffany.Heikkila@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Inc. Increases Dividend and

Increases Share Repurchase Authorization

IRVING, Texas, June 12, 2024 – The Board of Directors of Caterpillar Inc. (NYSE: CAT) voted today to raise the quarterly dividend by eleven cents, an 8% increase, to one dollar and forty-one cents ($1.41) per share of common stock, payable August 20, 2024, to shareholders of record at the close of business on July 22, 2024. The Board of Directors also added $20 billion to its current share repurchase authorization, which was launched in 2022 with no expiration date. With the new authorization, Caterpillar Inc. may repurchase up to approximately $21.8 billion of its common stock. Caterpillar expects to continue to return substantially all Machinery, Energy & Transportation (ME&T) free cash flow to shareholders over time through dividends and share repurchases.

“We continue to generate robust ME&T free cash flow through the execution of our enterprise strategy for long-term profitable growth,” said Caterpillar Chairman and CEO Jim Umpleby.

“Our strong financial performance supports increasing our quarterly dividend and share repurchase authorization, which aligns with our commitment to return substantially all ME&T free cash flow to shareholders over time.”

Caterpillar has paid a cash dividend every year since the company was formed and has paid a quarterly dividend since 1933. Caterpillar has paid higher annual dividends to shareholders for 30 consecutive years and is recognized as a member of the S&P 500 Dividend Aristocrats Index.

Caterpillar: Confidential Green

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About Caterpillar

With 2023 sales and revenues of $67.1 billion, Caterpillar Inc. is the world’s leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. For nearly 100 years, we’ve been helping customers build a better, more sustainable world and are committed and contributing to a reduced-carbon future. Our innovative products and services, backed by our global dealer network, provide exceptional value that helps customers succeed. Caterpillar does business on every continent, principally operating through three primary segments – Construction Industries, Resource Industries and Energy & Transportation – and providing financing and related services through our Financial Products segment. Visit us at caterpillar.com or join the conversation on our social media channels at caterpillar.com/en/news/social-media.html.